Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Akari Therapeutics, Plc

Boston, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-230998, 333-198109, 333-207444, 333-272301 and 333-274954) and on Form F-3 (Nos. 333-198107, 333-220052, 333-237389, 333-251673, 333-258918 and 333-275119) of Akari Therapeutics, Plc of our report dated March 29, 2024, relating to the consolidated financial statements which appear in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

New York, New York

March 29, 2024